Exhibit 3.8

MUST BE TYPED FILING FEE: $25.00 MUST SUBMIT TWO COPIES	Mail to: Secretary of State Corporations Section 1560 Broadway. Suite 200 Denver. Colorado 80202 (303) 894-2251 Fax (303) 894-2242 ARTICLES OF AMENDMENT to the ARTICLES OF INCORPORATION	For Office Use Only 19971202176 M $25.00 SECRETARY OF STATE 12-16-97 15:09:24

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is ALCOR SYSTEMS. INC.

SECOND: The following amendment to the Articles of Incorporation was adopted on November 17, 1997, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

No shares have been issued or Directors Elected - Action by Incorporators

No shares have been issued but Directors Elected - Action by Directors

Such amendment was adopted by the board of directors where no shares have been issued

X	Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

ARTICLE XII is hereby added to the Articles of Incorporation, as follows:

ARTICLE XII
Stock Split

Each share of the Corporation's Common Stock issued at the time these Articles of Amendment to Articles of Incorporation are filed and accepted by the Colorado Secretary of State shall be and hereby is automatically changed and reclassified without further action into 1/10th of one share of the Corporation's Common Stock.

THIRD: N/A

ALCOR SYSTEMS. INC.

Dated: December 10, 1997	By:	/s/ Frank Traylor
Frank Traylor
	Its:	President
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